[GRAPHIC OMITTED]Russell-Stanley       Russell-Stanley Holdings, Inc.
                                       685 Route 202/206
                                       Bridgewater, NJ  08807-1762
                                       Contact:  Ron Litchkowski
                                       (908) 203-9500


            Russell-Stanley Announces Acceptance of Exchange Offer


Bridgewater, New Jersey, November 9, 2001 - Russell-Stanley Holdings, Inc. today announced that it has received tenders in its exchange offer for 100% of its $150 million 10-7/8% Senior Subordinated Notes due 2009.

Note holders will exchange $150 million of the existing 10-7/8% Senior Subordinated Notes due 2009 into substantially all of the equity of the reorganized company and $20 million of new 9% Senior Subordinated Notes due 2008. Interest on the new notes will be paid-in-kind until August 31, 2003 and payable in cash thereafter if certain financial conditions are met. The Company anticipates a closing of the exchange offer within 5 business days.

The new 9% Senior Subordinated Notes due 2008 and common stock issued in the exchange will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.


                                  * * * * * *


Russell-Stanley Holdings, Inc. is a leading manufacturer and marketer of plastic and steel containers and a leading provider of related container services in the United States and Canada.


The Company has filed periodic and current reports with the Securities and Exchange Commission. For additional information regarding the Company's financial restructuring, reference should be made to Annual Report on Form 10-K for the year ended December 31, 2000; Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; Current Reports on Form 8-K filed on January 26, 2001, January 29, 2001, February 12, 2001, February 23, 2001, April 25, 2001, July 2, 2001, July 18, 2001, October 18, 2001,
November 1, 2001, November 5, 2001, and November 7, 2001.

This press release includes forward-looking statements for the purposes of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and assumptions about future events. Although we believe our expectations and assumptions are reasonable, we cannot assure you that our expectations and assumptions will prove to have been correct. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.